Exhibit 10.1

TERMINATION AND NON-RENEWAL AGREEMENT

This Termination and Non-Renewal Agreement (this “Agreement”) is entered into as of April 4, 2013 by and among Customers Bancorp, Inc., a Pennsylvania corporation (“Buyer”), on the one hand, and Acacia Life Insurance Company, a District of Columbia life insurance company (“Acacia Life”), and Ameritas Life Insurance Corp., a Nebraska corporation (“Ameritas Life”), on the other hand. Acacia Life and Ameritas Life are referred to herein collectively as the “Sellers” and individually as a “Seller”.

RECITALS

WHEREAS, Buyers and Sellers are parties to a Stock Purchase Agreement, dated June 20, 2012, as amended and extended on December 18, 2012, January 30, 2013 and February 28, 2013 (the “Stock Purchase Agreement”); and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Stock Purchase Agreement; and

WHEREAS, Section 7.1(a) of the Stock Purchase Agreement provides that the Stock Purchase Agreement may be terminated at any time prior to the Closing Date by mutual written consent of Buyer and Sellers; and

WHEREAS, due to delays in the receipt of regulatory approvals, the parties have decided to not further extend the Stock Purchase Agreement, and desire to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the agreements set forth herein, the parties agree as follows:

1.           Termination of Stock Purchase Agreement.  Effective immediately, Buyer and Sellers hereby terminate the Stock Purchase Agreement pursuant to Section 7.1(a) of the Stock Purchase Agreement by the mutual consent of the parties thereto.

2.           Effect of Termination; Mutual Discharge and Waiver.

(a)           Except as expressly provided in this Agreement, including Section 3 hereto, as a result of the termination of the Stock Purchase Agreement pursuant to this Agreement, the Stock Purchase Agreement shall become void, and there shall be no liability under the Stock Purchase Agreement on the part of any party hereto or any of their respective affiliates, subsidiaries, directors, officers, shareholders, employees, agents, financial and legal advisors and other representatives, and all rights and obligations of each party thereto shall cease, except that no party shall be relieved or released from any liabilities or damages arising out of its willful breach as provided in Section 7.2 of the Stock Purchase Agreement.

(b)           Each party hereto, on behalf of itself and, to the extent permitted by law, its affiliates, subsidiaries, directors, officers, shareholders, employees, agents, financial and legal advisors and other representatives, and the successors and assigns of each of them (each, a “Releasing Party”), hereby releases the other party hereto and each of its respective affiliates, subsidiaries, directors, officers, shareholders, employees, agents, financial and legal advisors and other representatives, and the successors and assigns of each of them, from any and all liabilities and obligations, claims, causes of action and suits, at law or in equity, whether now known or unknown, whether arising under any federal, state, local or foreign law or otherwise, that any Releasing Party has, has had or may have in the future arising out of, relating to, or in connection with the Stock Purchase Agreement and the transactions contemplated thereby, including, without limitation, any liability or obligation arising out of any breach or alleged breach of any representation, warranty, covenant or agreement contained in the Stock Purchase Agreement, provided that nothing in this Section 2 shall impair the survival and full force of the Confidentiality Agreement (as defined in Section 3 below).

3.           Survival of Confidentiality Agreement.  Notwithstanding anything contained in this Agreement or in the Stock Purchase Agreement to the contrary, the provisions of the Confidentiality Agreement by and among Buyer, Acacia Federal Savings Bank and Sellers, dated as of May 9, 2012 shall survive and remain in full force and effect in accordance with its terms.  On or before April 15, 2013, Buyer agrees to return all Confidential Information (as such term is defined in the Confidentiality Agreement) held by it or any of its Representatives (as such term is defined in the Confidentiality Agreement), and to destroy all other documents, memoranda, notes, summaries, analyses, extracts, compilations, studies or other material prepared by or in the possession of Buyer or its Representatives, based on the Confidential Information.  Each party acknowledges that the Confidentiality Agreement shall apply to any respective successor(s) thereof.

4.           Public Announcement.  Buyer and Sellers acknowledge that Buyer intends to issue a press release promptly after the execution of this Agreement with respect to this Agreement and the termination of the Stock Purchase Agreement.  Buyer shall consult with Sellers before issuing such press release.

5.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles.  This Agreement shall be binding upon any successor to Buyer or Sellers.

6.           Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not effect in any way the meaning or interpretation of this Agreement.

7.           Amendment; Counterparts.  This Agreement may be modified or amended only by a writing signed by the parties hereto.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

Buyer

CUSTOMERS BANCORP, INC.

By:	/s/ Richard Ehst
Richard Ehst
President and Chief Operating Officer

Sellers

AMERITAS LIFE INSURANCE CORP.

By:	/s/ William W. Lester
William W. Lester
Executive Vice President and Corporate
Treasurer

ACACIA LIFE INSURANCE COMPANY

By:	/s/ William W. Lester
William W. Lester
Executive Vice President and Corporate
Treasurer